LIST OF SUBSIDIARIES




Name of Subsidiary                Place and Country of Incorporation
1. 642706 B.C. Ltd.
(doing business as EYI Management)British Columbia, Canada

2. Halo Distribution LLC
         Kentucky, USA

3. Essentially Yours Industries
(Canada), Inc.                    Canada

4. Essentially Yours
Industries, Inc.                  Nevada, USA

5. RGM International, Inc.        Kentucky, USA

6. World Wide Buyers' Club Inc.   Nevada, USA

























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